Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER 2016 EARNINGS

▪	Pretax income of $12.7 million
▪	Net income of $7.5 million, or $0.26 per diluted share
▪	New contract purchases of $215 million
▪	Total managed portfolio increases to $2.31 billion from $2.29 billion at September 30, 2016

LAS VEGAS, NV, February 14, 2017 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.5 million, or $0.26 per diluted share, for its fourth quarter ended December 31, 2016. This compares to net income of $9.0 million, or $0.29 per diluted share, in the fourth quarter of 2015.

Revenues for the fourth quarter of 2016 were $108.2 million, an increase of $12.9 million, or 13.5%, compared to $95.3 million for the fourth quarter of 2015. Total operating expenses for the fourth quarter of 2016 were $95.5 million, an increase of $16.0 million, or 20.1%, compared to $79.5 million for the 2015 period. Pretax income for the fourth quarter of 2016 was $12.7 million compared to pretax income of $15.8 million in the fourth quarter of 2015, a decrease of 19.8%.

For the year ended December 31, 2016 total revenues were $422.3 million compared to $363.7 million for the year ended December 31, 2015, an increase of $58.6 million, or 16.1%. Total expenses for the year ended December 31, 2016 were $372.6 million, an increase of $70.4 million, or 23.3%, compared to $302.3 million for the year ended December 31, 2015. Pretax income for the year ended December 31, 2016 was $49.7 million, compared to $61.4 million for the year ended December 31, 2015. Net income for the year ended December 31, 2016 was $29.3 million compared to $34.7 million for the year ended December 31, 2015.

During the fourth quarter of 2016, CPS purchased $215.3 million of new contracts compared to $242.1 million during the third quarter of 2016 and $269.2 million during the fourth quarter of 2015. The Company's managed receivables totaled $2.308 billion as of December 31, 2016, an increase from $2.292 billion as of September 30, 2016 and $2.031 billion as of December 31, 2015.

Annualized net charge-offs for the fourth quarter of 2016 were 6.97% of the average owned portfolio as compared to 6.23% for the fourth quarter of 2015. Delinquencies greater than 30 days (including repossession inventory) were 10.96% of the total owned portfolio as of December 31, 2016, as compared to 9.53% as of December 31, 2015.

"Our operating results for the fourth quarter of 2016 were in line with our expectations," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We marked our 22nd consecutive quarter of positive earnings and with our fourth quarter securitization, achieved the lowest blended cost of funds of any deal since the second quarter of 2015. We realized a year over year increase in revenue and improvement in operating leverage, although those positives were somewhat offset by increases in interest expense and provision for credit losses.”

1

Conference Call

CPS announced that it will hold a conference call on Wednesday, February 15, 2017, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 67683022.

A replay of the conference call will be available between February 15, 2017 and February 22, 2017, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 67683022. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

2

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$13,936	$19,322
Restricted cash and equivalents	112,754	106,054
Total cash and cash equivalents	126,690	125,376

Finance receivables	2,267,943	1,985,093
Allowance for finance credit losses	(95,578)	(75,603)
Finance receivables, net	2,172,365	1,909,490

Deferred tax assets, net	42,845	37,597
Other assets	68,502	56,462
	$2,410,402	$2,128,925

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$24,977	$29,509
Warehouse lines of credit	103,358	194,056
Residual interest financing	–	9,042
Securitization trust debt	2,080,900	1,720,021
Subordinated renewable notes	14,949	15,138
	2,224,184	1,967,766

Shareholders' equity	186,218	161,159
	$2,410,402	$2,128,925

3

Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Interest income	$105,248	$92,069	$408,996	$349,912
Other income	2,935	3,239	13,286	13,738
	108,183	95,308	422,282	363,650
Expenses:
Employee costs	18,039	16,671	65,549	59,555
General and administrative	6,624	5,212	24,840	20,161
Interest	21,499	16,036	79,941	57,745
Provision for credit losses	43,630	36,085	178,511	142,618
Other expenses	5,740	5,521	23,780	22,189
	95,532	79,525	372,621	302,268
Income before income taxes	12,651	15,783	49,661	61,382
Income tax expense	5,186	6,816	20,361	26,701
Net income	$7,465	$8,967	$29,300	$34,681

Earnings per share:
Basic	$0.31	$0.35	$1.20	$1.34
Diluted	$0.26	$0.29	$1.01	$1.10

Number of shares used in computing earnings per share:
Basic	23,709	25,774	24,356	25,935
Diluted	28,386	30,948	29,035	31,584

4

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
,	December 31,		December 31
	2016	2015	2016	2015
Contracts purchased	$215.29	$269.20	$1,088.79	$1,060.54
Contracts securitized	210.00	102.10	1,215.00	880.33

Total managed portfolio	$2,308.07	$2,031.14	$2,308.07	$2,031.14
Average managed portfolio	2,307.51	2,000.10	2,226.07	1,847.94

Allowance for finance credit losses as % of fin. receivables	4.21%	3.81%

Aggregate allowance as % of fin. receivables (1)	5.39%	5.06%

Delinquencies
31+ Days	9.22%	7.61%
Repossession Inventory	1.74%	1.92%
Total Delinquencies and Repo. Inventory	10.96%	9.53%

Annualized net charge-offs as % of average owned portfolio	6.97%	6.23%	7.03%	6.42%

Recovery rates (2)	34.8%	38.3%	37.5%	41.3%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2016		2015		2016		2015
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$105.25	18.2%	$92.07	18.4%	$409.00	18.4%	$349.91	18.9%
Servicing fees and other income	2.94	0.5%	3.24	0.6%	13.29	0.6%	13.74	0.7%
Interest expense	(21.50)	-3.7%	(16.04)	-3.2%	(79.94)	-3.6%	(57.75)	-3.1%
Net interest margin	86.68	15.0%	79.27	15.9%	342.34	15.4%	305.91	16.6%
Provision for credit losses	(43.63)	-7.6%	(36.09)	-7.2%	(178.51)	-8.0%	(142.62)	-7.7%
Risk adjusted margin	43.05	7.5%	43.19	8.6%	163.83	7.4%	163.29	8.8%
Core operating expenses	(30.40)	-5.3%	(27.40)	-5.5%	(114.17)	-5.1%	(101.91)	-5.5%
Pre-tax income	$12.65	2.2%	$15.78	3.2%	$49.66	2.2%	$61.38	3.3%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.